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                                                                  EXHIBIT 11.1
                               AMERICREDIT CORP.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               (dollars in thousands, except per share amounts)


                                           Years Ended June 30,
                                     --------------------------------
                                     1997          1996          1995
                                     ----          ----          ----

PRIMARY:

Average common shares
  outstanding                     28,887,362    28,524,571    28,730,151

Common share equivalents
  resulting from assumed
  exercise of stock
  options and warrants             1,895,109     1,678,727     1,650,598
                                  ----------    ----------    ----------

Average common shares
  and share equivalents
  outstanding                     30,782,471    30,203,298    30,380,749
                                  ----------    ----------    ----------
                                  ----------    ----------    ----------

FULLY DILUTED:

Average common shares
  outstanding                     28,887,362    28,524,571    28,730,151

Common share equivalents
  resulting from assumed
  exercise of stock
  options and warrants             2,219,201     1,881,793     2,405,317
                                  ----------    ----------    ----------
Average common shares
  and share equivalents
  outstanding                     31,106,563    30,406,364    31,135,468
                                  ----------    ----------    ----------
                                  ----------    ----------    ----------

NET INCOME                        $   38,699    $   21,591    $   28,893
                                      ------        ------        ------
                                      ------        ------        ------

EARNINGS PER SHARE

  Primary                         $     1.26    $      .71    $      .95
                                        ----           ---           ---
                                        ----           ---           ---

  Fully Diluted                   $     1.24    $      .71    $      .93
                                        ----           ---           ---
                                        ----           ---           ---

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Primary earnings per share has been computed by dividing net income by the average common shares and share equivalents outstanding. Common share equivalents were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of common share equivalents.

Fully diluted earnings per share has been computed in the same manner as primary earnings per share except that the higher of the average or end of period common stock market price was used to determine the number of common share equivalents.









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